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                                                                   EXHIBIT 23(a)

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Commerce Bancshares, Inc.:

     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Commerce Bancshares, Inc. of our report, dated January 31, 2000, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related statements of income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Commerce Bancshares, Inc., and to the reference to our firm under the heading of "Experts" in the related prospectus.
                                          /s/ KPMG LLP
Kansas City, Missouri
December 14, 2000